                                 EXHIBIT 4 (A)

                            FORM OF ANNUITY POLICY

                  POLICY NUMBER:                     000 000
                  OWNER:                             JOHN DOE


                   CANADA LIFE INSURANCE COMPANY OF NEW YORK
                              HARRISON, NEW YORK

HOME OFFICE AND MAILING ADDRESS: 500 MAMARONECK AVENUE, HARRISON, NEW YORK 10528


If You (the Policyowner) have any questions or complaints about this Policy, You may call Us toll free at 1-914-835-8400.

We, Canada Life Insurance Company of New York, are pleased to issue this Policy to You.

We agree to pay the proceeds as described in this Policy, subject to its provisions.

PLEASE READ THIS POLICY CAREFULLY, SINCE IT IS A LEGAL CONTRACT BETWEEN YOU AND US.

THE DOLLAR AMOUNTS OF ACCUMULATION BENEFITS AND VALUES OF THIS POLICY PROVIDED BY THE VARIABLE ACCOUNT MAY INCREASE OR DECREASE DAILY, DEPENDING ON THE INVESTMENT PERFORMANCE OF THE PORTFOLIOS OF THE FUNDS IN WHICH YOUR ELECTED SUB-ACCOUNTS ARE INVESTED, AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS. NO MINIMUM AMOUNT OF POLICY VALUE IS GUARANTEED, EXCEPT FOR ANY AMOUNTS IN THE FIXED ACCOUNT.



TEN DAY RIGHT TO EXAMINE POLICY

YOU HAVE TEN DAYS AFTER YOU RECEIVE THIS POLICY TO DECIDE IF IT MEETS YOUR NEEDS. IF IT DOES NOT, YOU MAY RETURN IT TO OUR ADMINISTRATIVE OFFICE OR TO THE AGENT FROM WHOM YOU BOUGHT IT. WE SHALL CANCEL THE POLICY AND PROMPTLY REFUND THE POLICY VALUE. THE REFUND WILL INCLUDE ANY FEES AND OR CHARGES THAT WERE DEDUCTED FROM THAT POLICY VALUE, LESS ANY PARTIAL WITHDRAWALS. THE POLICY WILL BE VOID FROM THE BEGINNING.

   /s/ Signature illegible                    /s/ Signature illegible
          Secretary                                  President

                                TRILLIUM ADVISOR
                   FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY
        Flexible premium as stated in the Additional Premium Provision.
 Accumulation benefits and values are variable, except for amounts in the Fixed
                                    Account.
       After the Annuity Date, payment options are on a guaranteed basis.
  Death Benefit payable upon death of the Last Surviving Annuitant before the
                                 Annuity Date.
                Non-participating - Not eligible for dividends.

                               TABLE OF CONTENTS


POLICY DETAILS                                                4
DEFINITIONS                                                   5
GENERAL PROVISIONS                                            7
     ANNUITY DATE                                             7
     ASSIGNMENT                                               7
     BENEFICIARY                                              7
     CONFORMITY WITH LAWS                                     7
     CONSTRUCTION OF TERMS                                    7
     CONTRACT                                                 7
     CURRENCY                                                 8
     INCONTESTABILITY                                         8
     MISSTATEMENT OF AGE OR SEX                               8
     MODIFICATION                                             8
     NON-PARTICIPATION                                        8
     NOTIFICATION OF DEATH                                    8
     OUR CONSENT                                              8
     OWNER                                                    9
     PERIODIC REPORTS                                         9
     PLACE OF PAYMENT                                         9
     TERMINATION                                              9
     WRITTEN NOTICE                                           9
PREMIUM                                                      10
     INITIAL PREMIUM                                         10
     ADDITIONAL PREMIUM                                      10
     NET PREMIUM ALLOCATION AMONG SUB-ACCOUNTS AND
      FIXED ACCOUNT                                          10
THE VARIABLE ACCOUNT                                         10
     VARIABLE ACCOUNT                                        10
     SUB-ACCOUNTS                                            11
     VARIABLE ACCOUNT VALUE                                  11
     UNITS                                                   11
     UNIT VALUE                                              12
     NET INVESTMENT FACTOR                                   12
     RESERVED RIGHTS                                         12
     CHANGE IN INVESTMENT POLICY                             12
THE FIXED ACCOUNT                                            13
     FIXED ACCOUNT                                           13
     MARKET VALUE ADJUSTMENT                                 14
POLICY VALUES                                                15
     POLICY VALUE                                            15
     CASH SURRENDER VALUE                                    15
     PARTIAL WITHDRAWALS                                     16
     ANNUAL ADMINISTRATION CHARGE                            16
     BASIS OF VALUES                                         16

TRANSFERS                                                    16
     TRANSFER PRIVILEGE                                      16
     TRANSFER PROCESSING FEE                                 17
PAYMENT OF PROCEEDS                                          17
     PROCEEDS                                                17
     PROCEEDS ON ANNUITY DATE                                17
     PROCEEDS ON SURRENDER                                   18
     PROCEEDS ON DEATH OF THE LAST SURVIVING ANNUITANT
      BEFORE ANNUITY DATE (THE DEATH BENEFIT)                18
     PROCEEDS ON DEATH OF ANY OWNER                          19
     INTEREST ON PROCEEDS                                    19
     POSTPONEMENT OF PAYMENT                                 19
PAYMENT OPTIONS                                              20
     ELECTION OF PAYMENT OPTIONS                             20
     PAYMENT DATES                                           20
     AGE AND SURVIVAL OF ANNUITANT                           21
APPENDIX - TABLE OF PAYMENTS ON BASIS OF $1,000 NET PROCEEDS 22

                                POLICY DETAILS

                            POLICY NUMBER  000 000

                                ANNUITANT  John Doe

                          JOINT ANNUITANT

                           ANNUITANT AGE*

                     JOINT ANNUITANT AGE*

                            ANNUITANT SEX

                      JOINT ANNUITANT SEX

                              POLICY DATE  May 1, 1999

                           EFFECTIVE DATE  May 1, 1999

                             ANNUITY DATE  May 1, 2049

                                    OWNER  John Doe

                              JOINT OWNER

                               OWNER AGE*

                         JOINT OWNER AGE*

                          INITIAL PREMIUM  $5,000

           ANNUAL ADMINISTRATION CHARGE**  $30.00

                 ANNUALIZED MORTALITY AND
                           EXPENSE CHARGE  1.25%

                [ANNUALIZED MORTALITY AND
                           EXPENSE CHARGE
         IF ENHANCED DEATH BENEFIT CHOSEN  1.40%]

                 ANNUALIZED RATE OF DAILY
                       ADMINISTRATIVE FEE  0.20%


*  Age is at Date of Issue.

** If the Policy Value on the Policy Anniversary is $35,000 or higher, We will waive the Annual Administration Charge for the prior Policy Year. We will also waive the Annual Administration Charge if the Policy is a Tax-Sheltered Annuity.

                THE DATE OF ISSUE OF THIS POLICY IS MAY 1, 1999.

                                   DEFINITIONS

ANNUITANT(S): As shown on the Policy Details page, any natural person(s) whose life is used to determine the duration of any payments made under a payment option involving a life contingency. The term Annuitant(s) also includes any Joint Annuitant(s), a term used solely to refer to more than one Annuitant. There is no other distinction between the terms Annuitant(s) and Joint Annuitant(s). A Joint Annuitant is not allowed under a Qualified Policy and any designation of a Joint Annuitant under a Qualified Policy will be of no effect.

ANNUITY DATE: The date when the proceeds will be paid under an annuity payment option or on the first day of the month after any Annuitant reaches age 100, whichever occurs first.

BENEFICIARY(IES): The person(s) designated by You in the application to receive any proceeds payable on Your death or on the death of the Last Surviving Annuitant.

CONTINGENT BENEFICIARY(IES): The person(s) designated by You in the application to receive any proceeds payable in the event no primary Beneficiary(ies) is alive on the date of death of the Last Surviving Annuitant.

DATE OF ISSUE: As shown on the Policy Details page, the date on which the Policy is issued at Our Administrative Office. The Date of Issue may be different than the Policy Date.

DUE PROOF OF DEATH: Proof of death that is satisfactory to us. Such proof may consist of: 1) a certified copy of the death certificate; or 2) a certified copy of the decree of a court of competent jurisdiction as to the finding of death.

EFFECTIVE DATE: As shown on the Policy Details Page, the date We accept Your completed application and apply Your initial premium.

FIXED ACCOUNT: Part of Our general account that provides a Guaranteed Interest Rate for a specified Guarantee Period. This account is not part of and does not depend on the investment performance of the Variable Account.

GUARANTEE AMOUNT: Before the Annuity Date, the amount equal to that part of any Net Premium allocated to, or Policy Value transferred to, the Fixed Account for a designated Guarantee Period with a particular expiration date (including interest) less any withdrawals (including any Market Value Adjustments and premium tax charges) or transfers (including any applicable Market Value Adjustments) .

GUARANTEE PERIOD: A specific number of years for which We agree to credit a particular effective annual rate of interest. We currently offer Guarantee Periods of one, three, five, seven and ten years.

GUARANTEED INTEREST RATE: The applicable effective annual rate of interest that We will pay on a Guarantee Amount. The Guaranteed Interest Rate will be at least three percent per year.

LAST SURVIVING ANNUITANT(S): The Annuitant(s) or Joint Annuitant(s) that survives the other.

MARKET VALUE ADJUSTMENT: A positive or negative adjustment assessed upon the surrender, withdrawal, or transfer of any portion of a Guarantee Amount before the expiration of its Guarantee Period.

NET PREMIUM: The premium(s) paid less any premium tax deducted in the year the premium is paid.

NONQUALIFIED POLICY: A Policy that is not a "qualified" Policy under the Internal Revenue Code of 1986, as amended (Code).

POLICYOWNER(S): As shown on the Policy Details page, the individual(s), trust(s), corporation(s), or any other entity(ies) entitled to exercise ownership rights and privileges under the Policy. The term Policyowner(s) also includes any Joint Policyowner(s), a term used solely for the purpose of referring to more than one Policyowner. There is no other distinction between the terms Policyowner(s) and Joint Policyowner(s).

Policy: This Flexible Premium Variable Deferred Annuity contract.

POLICY VALUE: The sum of the Variable Account value and the Fixed Account value.

POLICY DATE: As shown on the Policy Details page, the date this Policy goes into effect.

POLICY YEARS, MONTHS, and ANNIVERSARIES: Starts on the same month and day as the Policy Date.

QUALIFIED POLICY: A Policy issued in connection with plans that receive special federal income tax treatment under sections 401, 403(a), 403(b), 408, 408A, or 457 of the Code.

UNIT: A measurement used in the determination of the Policy's Variable Account value before the Annuity Date.

VALUATION DAY: Each day the New York Stock Exchange is open for trading.

VALUATION PERIOD: The period beginning at the close of business on a Valuation Day and ending at the close of business on the next succeeding Valuation Day. The close of business is when the New York Stock Exchange closes (usually at 4:00 P.M. Eastern Time).

                               GENERAL PROVISIONS

ANNUITY DATE

You may annuitize at any time, and may change the Annuity Date, subject to these limitations:

  1. We must receive Your Written Notice at Our Administrative Office at least 30 days before the current Annuity Date;
  2. The requested Annuity Date must be a date that is at least 30 days after We receive Your Written Notice; and
  3. The requested Annuity Date should be no later than the first day of the month following any Annuitant's 100th birthday.

ASSIGNMENT

You may assign a Nonqualified Policy or an interest in it at any time before the Annuity Date and during any Annuitant's lifetime. Your rights and the rights of any Beneficiary will be affected by an assignment. An assignment must be in a Written Notice acceptable to us. It will not be binding on Us until We receive and file it at Our Administrative Office. We are not responsible for the validity of any assignment. An assignment of a Nonqualified Policy may result in certain tax consequences to the Policyowner.

BENEFICIARY

We will pay the Beneficiary any proceeds payable on Your death or the death of the Last Surviving Annuitant. During any Annuitant's lifetime and before the Annuity Date, You may name and change one or more beneficiaries by giving Us Written Notice. However, We will require Written Notice from any irrevocable Beneficiary or assignee specifying their consent to the change.

We will pay the proceeds under the Beneficiary appointment in effect at the date of death. If You have not designated otherwise in Your appointment, the proceeds will be paid to the surviving Beneficiary(ies) equally. If no Beneficiary is living when You or the Last Surviving Annuitant dies, or if none has been appointed, the proceeds will be paid to You or Your estate.

CONFORMITY WITH LAWS

To the extent this Policy conflicts with any applicable federal or state law, rules or regulations, or the requirements of the Internal Revenue Service concerning distributions on death, this Policy shall be deemed to conform with said law, regulation or ruling and administrated accordingly.

CONSTRUCTION OF TERMS

Singular terms shall be construed to include the plural.

CONTRACT

We have issued this Policy in consideration of Your application and Your payment of the initial premium. The entire contract is made up of this Policy, which includes the Policy Details Page, the attached copy of the application, and any riders and endorsements. We rely on all statements made in the application. The statements made in the application are deemed representations and not warranties. Neither You nor We can use any statement in defense to a claim or to void this Policy unless it is contained in the application and a copy of the application is attached to the Policy at issue.

Only Our President, Vice President, Secretary or Actuary may modify this Policy or waive any of Our rights or requirements. Any change in this Policy must be in writing. The change must bear the signature, or a reproduction of the signature, of one or more of the above officers.

CURRENCY

All amounts payable under the Policy will be paid in United States currency.

INCONTESTABILITY

Other than misstatement of age or sex (see below), We will not contest this Policy after it has been in force during any Annuitant's lifetime for two years from the Date of Issue.

MISSTATEMENT OF AGE OR SEX

Proof of date of birth and sex of each Annuitant is required before any annuity payment will be made, if such payment involves a life contingency. If the age or sex of any annuitant has been misstated, we will pay the amount which the proceeds would have purchased at the correct age or for the correct sex.

If we make an overpayment because of an error in age or sex, the overpayment plus interest at 3% compounded annually will be a debt against the Policy. If the debt is not repaid, future payments will be reduced accordingly.

If we make an underpayment because of an error in age or sex, any annuity payments will be recalculated at the correct age or sex, and future payments will be adjusted. The underpayment with interest at 3% compounded annually will be paid in a single sum.

MODIFICATION

Upon notice to You, We may modify the Policy, but only if such modification:

  1. is necessary to make the Policy or the Variable Account comply with any law or regulation issued by a governmental agency to which We are subject; or
  2. is necessary to assure continued qualification of the Policy under the Code or other federal or state laws relating to retirement annuities or variable annuity policies; or
  3. is necessary to reflect a change in the operation of the Variable Accounts; or
  4. provides additional Variable Account and/or fixed accumulation options.

In the event of any such modification, We may make any appropriate endorsement to the Policy.

NON-PARTICIPATION

The Policy is not eligible for dividends and will not participate in our divisible surplus.

NOTIFICATION OF DEATH

The death of the Annuitant(s) and/or the Owner(s) must be reported to Us immediately, and We will require Due Proof of Death. We will pay the proceeds based upon the date recorded in the Due Proof of Death. However, we are entitled to immediately recover any overpayments made because of a failure to notify Us of any such death. We are also not responsible for any mispayments which result from a failure to notify Us.

OUR CONSENT

If our consent is required, it must be given in writing. It must bear the signature, or a reproduction of the signature, of our President, Vice President, Secretary or Actuary.

OWNER

During any Annuitant's lifetime and before the Annuity Date, You have all of the ownership rights and privileges granted by the Policy. If You appoint an irrevocable Beneficiary or assignee, then Your rights will be subject to those of that Beneficiary or assignee.

During any Annuitant's lifetime and before the Annuity Date, You may also name, change or revoke a Policyowner(s), Beneficiary(ies), Payee(s), or Annuitant(s) by giving Us Written Notice. Any change of Policyowner(s) or Annuitant(s) must be approved by Us.

A change of any Policyowner may result in resetting the Death Benefit to an amount equal to the Policy Value as of the date of the change.

With respect to Qualified Policies generally, however:

 .   the contract may not be assigned (other than to us);
 .   Joint Ownership is not permitted; and
 .   the Policyowner must be the Annuitant.

PERIODIC REPORTS

We will mail You a report showing the following items about Your Policy:

1.  the number of Units credited to the Policy and the dollar value of a Unit;
2.  the Policy Value;
3.  any premiums paid, withdrawals, and charges made since the last report; and
4.  any other information required by law.

The information in the report will be as of a date not more than two months before the date of the mailing. We will mail the report to You:

1.  at least annually, or more often as required by law; and
2.  to Your last address known to us.

PLACE OF PAYMENT

All amounts payable by Us will be payable at Our Administrative Office.

TERMINATION

We may pay You the Cash Surrender Value and terminate the Policy if before the Annuity Date all of these events simultaneously exist:

  1. you have not paid any premiums for at least two years;
  2. the Policy Value is less than $2,000; and
  3. the total premiums paid, less any partial withdrawals, is less than $2,000.

We will mail You a notice of Our intention to terminate the Policy at least six months in advance. The Policy will automatically terminate on the date specified in the notice unless We receive an additional premium before such date. This additional premium must be at least the minimum amount specified in "Additional Premium."

Qualified contracts may be subject to distribution restrictions.

WRITTEN NOTICE

Written Notice must be signed and dated by You. It must be of a form and content acceptable to us. Your Written Notice will not be effective until We receive and file it. However, any change provided in Your Written Notice will be effective as of the date You signed the Written Notice:

1. subject to any payments or other actions We take prior to receiving and filing Your Written Notice; and
2. whether or not You or the Last Surviving Annuitant are alive when We receive and file Your Written Notice.


                                    PREMIUM

INITIAL PREMIUM

The initial premium is payable on or before the Effective Date.

ADDITIONAL PREMIUM

You may make additional premium payments at any time during any Annuitant's lifetime and before the Annuity Date. Our prior approval is required before We will accept an additional premium which, together with the total of other premiums paid, would exceed $1,000,000. We will apply additional Net Premium as of receipt at Our Administrative Office. We will give You a receipt for each additional premium payment.

The following chart outlines the minimum additional premium accepted.

                                                                            MINIMUM ADDITIONAL
Type of Policy                                                              PREMIUM ACCEPTED*
Policy is an IRA..........................................................             $1,000
Policy is not an IRA......................................................             $1,000
Policy is IRA and PAC agreement** for additional premiums submitted.......             $   50
Policy is not an IRA and PAC agreement for additional premiums submitted..             $  100

* We reserve the right to lower or raise the minimum additional premium. ** Pre-authorized check agreement plan.

NET PREMIUM ALLOCATION AMONG SUB-ACCOUNTS AND FIXED ACCOUNT

You elect in Your application how You want Your initial Net Premium to be allocated among the Sub-Accounts and the Fixed Account. Any additional Net Premium will be allocated in the same manner unless, at the time of payment, We have received Your Written Notice to the contrary. The total allocation must equal 100%.

We cannot guarantee that a Sub-Account or shares of a portfolio will always be available. If You request that all or part of a premium be allocated to a Sub-Account or underlying portfolio that is not available, We will immediately return that portion of the premium to You, unless You specify otherwise.

                              THE VARIABLE ACCOUNT

VARIABLE ACCOUNT

We established the Canada Life of America Variable Annuity Account 2 (the Variable Account) as a separate investment account on October 30, 1992, under Michigan law. Although We own the assets in the Variable Account, these assets are held separately from Our other assets and are not part of Our general account. The income, gains or losses, whether or not realized, from the assets of the Variable Account are credited to or charged against the Variable Account in accordance with the policies without regard to Our other income, gains or losses.

The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account will not be charged with liabilities that arise from any other business that We conduct. We have the right to transfer to Our general account any assets of the Variable Account which are in excess of such reserves and other liabilities.

The Variable Account is registered with the Securities and Exchange Commission (the SEC) as a unit investment trust under the Investment Company Act of 1940 (the 1940 Act) and meets the definition of a "separate account" under the federal securities laws. However, the SEC does not supervise the management, investment policies or practices of the Variable Account.

SUB-ACCOUNTS

The Variable Account consists of the Sub-Accounts shown in the current prospectus You received. Each Sub-Account invests in shares of portfolios of various funds offered as investment choices (Funds). You may refer, at any time, to the prospectus for detailed fund information. Shares of a portfolio are purchased and redeemed for a Sub-Account at their net asset value. Any amounts of income, dividends and gains distributed from the shares of a portfolio will be reinvested in additional shares of that portfolio at its net asset value. The Funds' prospectuses, which is part of the prospectus You received, defines the net asset value and describes the portfolios of the Funds.

The dollar amounts of accumulation values and benefits of this Policy provided by the Variable Account depend on the investment performance of the portfolios of the Funds in which Your elected Sub-Accounts are invested. We do not guarantee the investment performance of the portfolios. You bear the full investment risk for amounts applied to the elected Sub-Accounts.

VARIABLE ACCOUNT VALUE

To calculate the Variable Account value before the Annuity Date, multiply (a) by
(b), where:

a)  is the number of Units credited to the Policy for each Sub-Account; and
b)  is the current Unit Value of these Units.

UNITS

We credit Net Premium in the form of Units. The number of Units credited to the Policy for each Sub-Account is (a) divided by (b), where:

a)  is the Net Premium allocated to that Sub-Account; and
b) is the Unit Value for that Sub-Account (at the end of the Valuation Period during which We receive the premium).

We will credit Units for the initial Net Premium on the Effective Date of the Policy. We will adjust the Units for any transfers in or out of a Sub-Account, including any transfer processing fee.

We will cancel the appropriate number of Units based on the Unit Value at the end of the Valuation Period in which any of the following occurs:

 . the Annual Administration Charge is assessed;
 . the date We receive and file Your Written Notice for a partial withdrawal or surrender;
 . the date of a systematic withdrawal;
 . the Annuity Date; or
 . the date We receive Due Proof of Your death or the Last Surviving Annuitant's death.

UNIT VALUE

The Unit Value for each Sub-Account's first Valuation Period is generally set at $10. After that, the Unit Value is determined by multiplying the Unit Value at the end of the immediately preceding Valuation Period by the Net Investment Factor for the current Valuation Period.

The Unit Value for a Valuation Period applies to each day in that period. The Unit Value may increase or decrease from one Valuation Period to the next.

NET INVESTMENT FACTOR

The Net Investment Factor is an index that measures the investment performance of a Sub-Account from one Valuation Period to the next. Each Sub-Account has a Net Investment Factor, which may be greater than or less than 1.

The Net Investment Factor for each Sub-Account for a Valuation Period equals 1 plus the rate of return earned by the portfolio in which the Sub-Account You selected invests, adjusted for taxes charged or credited to the Sub-Account, the mortality and expense risk charge, and the daily administration fee. The annualized rate of the daily administration fee is shown on the Policy Details page.

To find the rate of return of each portfolio in which the Sub-Accounts invest divide (a) by (b) where:

  (a) is the net investment income and net gains, realized and unrealized, credited during the current Valuation Period; and
  (b) is the value of the net assets of the relevant portfolio at the end of the preceding Valuation Period, adjusted for the net capital transactions and dividends declared during the current Valuation Period.

RESERVED RIGHTS

We reserve the right to substitute shares of another portfolio of the Fund or shares of another registered open-end investment company if, in our judgment, investment in shares of a current portfolio(s) is no longer appropriate. This decision will be based on a legitimate reason, such as a change in investment objective, a change in the tax laws, or the shares are no longer available for investment. We will first obtain SEC approval , if such approval is required by law.

When permitted by law, We also reserve the right to:

 .    create new separate accounts;
 .    combine separate accounts, including the Canada Life of America Variable
Annuity Account 1;
 .    remove, combine or add Sub-Accounts and make the new Sub-Accounts available to Policyowners at Our discretion;
 .    add new portfolios of the Fund or of other registered investment companies;
 .    deregister the Variable Account under the 1940 Act if registration is no longer required;
 .    make any changes required by the 1940 Act; and

 .    operate the Variable Account as a managed investment company under the 1940
Act or any other form permitted by law.

If a change is made, We will send You a revised prospectus and any notice required by law.

CHANGE IN INVESTMENT POLICY

The investment objective of a Sub-Account may not be changed unless the change is approved, if required, by the Michigan Insurance Bureau. A statement of such approval will be filed, if required, with the insurance department of the state in which the Policy is delivered.


                               THE FIXED ACCOUNT

FIXED ACCOUNT

You may allocate some or all of the Net Premium and/or make transfers from the Variable Account to the Fixed Account. The Fixed Account pays interest at declared rates (Guaranteed Interest Rates) guaranteed for selected periods of time (Guarantee Periods). The principal, after deductions, is also guaranteed.

Policyowners allocating Net Premium and/or Policy Value to the Fixed Account do not participate in the investment performance of assets of the Fixed Account. The Fixed Account value is calculated by:

 . adding the Net Premium and Policy/or Value allocated to it;
 . adding the Guaranteed Interest Rate credited on amounts in it; and . subtracting any charges or Market Value Adjustments imposed on amounts in it in accordance with the terms of the Policy

The following also applies to the Fixed Account:

 . The Fixed Account is part of Our general account. We assume the risk of investment gain or loss on this amount. All assets in the general account are subject to Our general liabilities from business operations. The Fixed Account is not affected by the investment performance of the Variable Account.

 . Interests issued by Us in connection with the Fixed Account have not been registered under the Securities Act of 1933 (the 1933 Act). Also, neither the Fixed Account nor the general account has been registered as an investment company under the 1940 Act. So, neither the Fixed Account nor the general account is generally subject to regulation under either Act. However, certain disclosures may be subject to generally applicable provisions of the federal securities laws regarding the accuracy of statements made in a registration statement.


GUARANTEE AMOUNT

The Guarantee Amount is the portion of the Policy Value allocated to the Fixed Account. The Guarantee Amount includes:

 . Net Premium allocated to Guarantee Periods;
 . Policy Value transferred to Guarantee Periods; and
 . interest credited to the Policy Value in the Guarantee Periods; . charges assessed in connection with the Policy.

If the Guarantee Amount in a Guarantee Period remains until the end of the Guarantee Period, the value will be equal to the amount originally placed in the Guarantee Period increased by its Guaranteed Interest Rate (compounded annually). If a Guarantee Amount is surrendered, withdrawn, or transferred prior to the end of the Guarantee Period, it may be subject to a Market Value Adjustment, as described below. This may result in the payment of a Guarantee Amount greater or less than the Guarantee Amount at the time of the transaction.

The Guarantee Amount is guaranteed to accumulate at a minimum effective annual interest rate of 3%.


GUARANTEE PERIODS

Guarantee Periods are specific intervals of time over which the Guarantee Amount is credited with interest at a specific Guaranteed Interest Rate. We currently offer Guarantee Periods of one, three, five, seven and ten years. We will always offer a Guarantee Period of one year. Since the specific Guarantee Periods available may change periodically, please contact Our Administrative Office to determine the Guarantee Periods currently being offered. Guarantee Periods may not be available in all states.

Beginning and Ending of Guarantee Periods. Guarantee Periods begin on the date a Net Premium is allocated to, or a portion of the Policy Value is transferred to, the Guarantee Period. Guarantee Periods end on the last calendar day of the month when the number of years in the Guarantee Period chosen (measured from the end of the month in which the amount was allocated or transferred to the Guarantee Period) has elapsed.

Guaranteed Interest Rates. Once an amount has been allocated or transferred to a Guarantee Period, the applicable Guaranteed Interest Rate will not change during that Guarantee Period. However, Guaranteed Interest Rates for different allocations and transfers may differ, depending on the timing of the allocation and transfer.

Expiration of Guarantee Period. During the 30 day period following the end of a Guarantee Period (30 day window), a Policyowner may transfer the Guarantee Amount to a new Guarantee Period or to a Sub-Account(s). A Market Value Adjustment will not apply if the Guarantee Amount is surrendered, withdrawn, or transferred during the 30 day window. During the 30 day window, the Guarantee Amount will generally accrue interest at an annual effective rate of 3%. However, if the Guarantee Amount is placed in another Guarantee Period You will receive the interest rate for that Guarantee Period.

Prior to the expiration date of any Guarantee Period, We will notify You of available Guarantee Periods and their corresponding Guaranteed Interest Rates.

 . A new Guarantee Period of the same length as the previous Guarantee Period will begin automatically on the first day following the expired Guarantee Period, unless We receive Written Notice, prior to the end of the 30 day window, containing instructions to transfer all or a portion of the expiring Guarantee Amount to a Sub-Account(s) or a Guarantee Period.

 . If We do not receive such Written Notice and are not offering a Guarantee Period of the same length as the expiring Guarantee Period, then a new Guarantee Period of one year will begin automatically on the first day following the end of the expired Guarantee Period.

 . A Guarantee Period of one year will also begin automatically if renewal of the expiring Guarantee Period would continue the Policy beyond its Annuity Date.

Reserved Rights. To the extent permitted by law, We reserve the right at any time to:

1. offer Guarantee Periods that differ from those available when a Policyowner's Policy was issued; and
2. stop accepting Net Premium allocations or transfers of Policy Value to a particular Guarantee Period.

MARKET VALUE ADJUSTMENT

A Market Value Adjustment compares:

(i) the Guaranteed Interest Rate applied to the Guarantee Period from which a Guarantee Amount is surrendered, withdrawn, or transferred; and
(ii) the current Guaranteed Interest Rate that is credited for an equal Guarantee Period.

If an equal Guarantee Period is not offered, We will use the linear interpolation of the Guaranteed Interest Rates for the Guarantee Periods closest in duration that are offered. Any surrender, withdrawal, or transfer of a Guarantee Amount is subject to a Market Value Adjustment, unless:

 . the Effective Date of the surrender, withdrawal, or transfer is within 30 days after the end of a Guarantee Period;
 .  the surrender, withdrawal or transfer is from the one year Guarantee Period;
or
 . the surrender, withdrawal or transfer is to provide death benefits, nursing home benefits, terminal illness benefits or annuitization.

The Market Value Adjustment will be applied after deducting any Annual Administration Charge or transfer fees, but before deducting any taxes incurred. The Market Value Adjustment will never invade principal nor reduce earnings on amounts allocated to the Fixed Account to less than 3% per year.

On the date the Market Value Adjustment is to be applied, one of the following will happen:

 . If the Guaranteed Interest Rate for the selected Guarantee Period, less 0.50%, is less than the Guaranteed Interest Rate currently being offered for new Guarantee Periods of equal length, the Market Value Adjustment will result in the payment of an amount less than the Guarantee Amount (or portion thereof) being surrendered, withdrawn, or transferred.

 . If the Guaranteed Interest Rate for the selected Guarantee Period is greater than 0.50% plus the Guaranteed Interest Rate currently being offered for new Guarantee Periods of equal length, the Market Value Adjustment will result in the payment of an amount greater than the Guarantee Amount (or portion thereof) being surrendered, withdrawn, or transferred.

The Market Value Adjustment is computed by multiplying the amount being surrendered, withdrawn, or transferred by the Market Value Adjustment Factor. The Market Value Adjustment Factor is calculated as follows:

Market Value Adjustment Factor = Lesser of   (a)      (1 + i)  n/12
                                                    -----------------    -  1
                                                    (1 +r + .005)n/12


                                        or   (b)        .05


     where:

     "i" is the Guaranteed Interest Rate currently being credited to the amount being surrendered, withdrawn, or transferred;

     "r" is the Guaranteed Interest Rate that is currently being offered for a Guarantee Period of duration equal to the Guarantee Period for the Guarantee Amount from which the amount being surrendered, withdrawn, or transferred is taken; and

     "n" is the number of months remaining to the expiration of the Guarantee Period for the Guarantee Amount from which the amount being surrendered, withdrawn, or transferred is taken.


                                 POLICY VALUES

POLICY VALUE

The Policy Value is the sum of the Variable Account Value and the Fixed Account Value.

CASH SURRENDER VALUE

The Cash Surrender Value is the Policy Value less any applicable Annual Administration Charge and Market Value Adjustment.

PARTIAL WITHDRAWALS

You may withdraw part of the Cash Surrender Value at any time before the earlier of the death of the Last Surviving Annuitant or the Annuity Date, subject to the following:

1.  the Company's minimum partial withdrawal is currently $250;
2. the maximum partial withdrawal is the amount that would leave a Cash Surrender Value of $2,000; and
3. a partial withdrawal request which would reduce the amount in a Sub-Account or a Guarantee Period under the Fixed Account below $500 will be treated as a request for a full withdrawal of the amount in that Sub-Account or Guarantee Period.

On the date We receive at Our Administrative Office Your Written Notice for a partial withdrawal, We will withdraw the partial withdrawal from the Policy Value. The Company reserves the right to change its minimum partial withdrawal amount requirements.

You may specify the amount to be withdrawn from certain Sub-Accounts or Guarantee Periods. If You do not provide this information to us, We will withdraw proportionately from the Sub-Accounts and the Guarantee Periods in which You are invested. If You do provide this information to us, but the amount in the designated Sub-Accounts and/or Guarantee Periods is inadequate to comply with Your withdrawal request, We will first withdraw from the specified Sub-Accounts and the Guarantee Periods. The remaining balance will be withdrawn proportionately from the other Sub-Accounts and Guarantee Periods in which You are invested.

ANNUAL ADMINISTRATION CHARGE

To cover the costs of providing certain administrative services such as maintaining Policy records, communicating with Policyowners, and processing transactions, We deduct an Annual Administration Charge of $30 for the prior Policy Year on each Policy Anniversary. We will also deduct this charge if the Policy is surrendered for its Cash Surrender Value, unless the Policy is surrendered on a Policy Anniversary.

If the Policy Value on the Policy Anniversary is $35,000 or more, We will waive the Annual Administration Charge for the prior Policy Year. We will also waive the Annual Administration Charge if the Policy is a Tax-Sheltered Annuity.

The charge will be assessed proportionately from any Sub-Accounts and the Guarantee Periods under the Fixed Account in which You are invested. If the charge is obtained from a Sub-Account(s), We will cancel the appropriate number of Units credited to this Policy based on the Unit Value at the end of the Valuation Period when the charge is assessed.

BASIS OF VALUES

Any paid up annuity cash surrender or death benefits that may be available are at least equal to the minimum required by law in the state in which this Policy is delivered. A detailed statement of the method used to compute the minimum values has been filed, where required, with the insurance officials of the jurisdiction in which this Policy is delivered.


                                   TRANSFERS

TRANSFER PRIVILEGE

You may transfer all or a part of an amount in a Sub-Account(s) to another Sub-Account(s) or to a Guarantee Period(s). You also can transfer an amount in a Guarantee Period(s) to a Sub-Account(s) or another Guarantee Period(s). Transfers are subject to the following restrictions:

  1. the Company's minimum transfer amount, currently $250;
  2. a transfer request that would reduce the amount in that Sub-Account or Guarantee Period below $500 will be treated as a transfer request for the entire amount in that Sub-Account or Guarantee Period; and
  3. transfers from the Guarantee Periods, except from the one year Guarantee Period, may be subject to a Market Value Adjustment.

Excessive trading (including short-term "market timing" trading) may adversely affect the performance of the Sub-Accounts. If a pattern of excessive trading by a Policyowner or the Policyowner's agent develops, We reserve the right not to process the transfer request. If Your request is not processed, it will not be counted as a transfer for purposes of determining the number of free transfers executed.

TRANSFER PROCESSING FEE

There is no limit to the number of transfers that You can make between Sub-Accounts or the Guarantee Periods. The first 12 transfers during each Policy Year are currently free. The Company currently assesses a $25 transfer fee for the 13th and each additional transfer in a Policy Year. For the purposes of assessing the fee, each transfer request (which includes a Written Notice or telephone call, but does not include automatic transfers) is considered to be one transfer, regardless of the number of Sub-Accounts or Guarantee Periods affected by the transfer. The processing fee will be charged proportionately to the receiving Sub-Account(s) and/or Guarantee Periods.


                              PAYMENT OF PROCEEDS

PROCEEDS

Proceeds means the amount We will pay when the first of the following events occurs:

 . the Annuity Date;
 . the Policy is surrendered;
 . We receive Due Proof of Death of any Owner;
 . We receive Due Proof of Death of the Last Surviving Annuitant.

If death occurs prior to the Annuity Date, proceeds are paid in one of the following ways:

 . lump sum;
 . within 5 years of the Owner's death, as required by federal tax laws (see "Proceeds on Death of Any Policyowner"); or
 . by a mutually agreed upon payment option. See "Election of Options."

The Policy ends when We pay the proceeds.

We will deduct any applicable premium tax from the proceeds, unless We deducted the tax from the premiums when paid.

PROCEEDS ON ANNUITY DATE

If Payment Option 1 is in effect on the Annuity Date, We will pay the Policy Value. See "Payment Options."

The proceeds paid will be the Policy Value if paid on the first day of the month after any Annuitant's 100th birthday.

PROCEEDS ON SURRENDER

If You surrender the Policy We will pay the Cash Surrender Value. The Cash Surrender Value will be determined on the date We receive Your Written Notice for surrender and Your Policy at Our Administrative Office.

You may elect to have the Cash Surrender Value paid in a single sum or under a payment option. See "Payment Options." The Policy ends when We pay the Cash Surrender Value.

Surrender proceeds may be subject to federal income tax, including a penalty tax.

PROCEEDS ON DEATH OF THE LAST SURVIVING ANNUITANT BEFORE ANNUITY DATE (THE DEATH BENEFIT)

If the Last Surviving Annuitant dies before the Policy Value is transferred to a payment option, We will pay the Beneficiary a Death Benefit.

The Death Benefit is the greater of:

1.  the premiums paid, less any partial withdrawals and incurred taxes; or
2.  the Policy Value on the date We receive Due Proof of Death.

For Policyowners who have chosen on the application to pay an additional Mortality and Expense Risk Charge of 0.15%, the Death Benefit is the greatest of:

1.  item "1" above;
2.  item "2" above; or
3. the greatest Policy Value occurring before both the date the Last Surviving Annuitant attained age 81 and the date We receive Due Proof of the Annuitant's death This value will be adjusted for any partial withdrawals, incurred taxes, and premiums paid that occur after such Policy Anniversary.

If on the date the Policy was issued any Annuitant was attained age 81 or older, either Death Benefit is the Policy Value on the date We receive Due Proof of Death.

If You are the Last Surviving Annuitant who dies before the Annuity Date, the Death Benefit proceeds must be distributed pursuant to the rules set forth below in "Proceeds on Death of Any Policyowner."

PROCEEDS ON DEATH OF ANY OWNER

If any Policyowner dies before the Annuity Date, the following rules apply:

 . If You (the deceased Policyowner) were not the Last Surviving Annuitant and We receive Due Proof of Your death before the Annuity Date, We will pay the Beneficiary the Policy Value as of the date We receive Due Proof of Your death.

 . If You were Last Surviving Annuitant and We receive Due Proof of Your death before the Annuity Date, We will pay the Beneficiary the Death Benefit described in "Proceeds on the Death of Last Surviving Annuitant Before Annuity Date."

 . As required by federal tax law, regardless of whether You were the Annuitant, the entire interest in the Policy will be distributed to the Beneficiary:

a)  within five years of Your death; or
b) over the life of the Beneficiary or over a period not extending beyond the life expectancy of that Beneficiary, with payments beginning within one year of Your death.

 However, if your spouse is the Beneficiary the Policy may be continued. If this occurs and You were the only Annuitant, Your spouse will become the Annuitant.

If any Policyowner dies on or after the Annuity Date but before all proceeds payable under the Policy have been distributed, We will continue payments to the designated payee (or, if the deceased Policyowner was the Annuitant, to the Beneficiary) under the payment option in effect on the date of the deceased Policyowner's death.

For purposes of this section, if any Policyowner is not an individual, the death or change of any Annuitant will be treated as the death of a Policyowner.

This section shall, in all events, be construed in a manner consistent with section 72(s) of the Internal Revenue Code of 1986, as amended. If anything in the Policy conflicts with the provisions of this section, this section will control.

INTEREST ON PROCEEDS

We will pay interest on proceeds if We do not pay the proceeds in a single sum or begin paying the proceeds under a payment option:

1.  within 30 days after the proceeds become payable; or
2. within the time required by the applicable jurisdiction, if less than 30 days.

This interest will accrue from the date the proceeds become payable to the date of payment, but not for more than one year, at an annual rate of 3%, or the rate and time required by law, if greater.

POSTPONEMENT OF PAYMENT

We will usually pay any proceeds payable, amounts partially withdrawn, or the Cash Surrender Value within seven calendar days after:

1.  we receive Your Written Notice for a partial withdrawal or a cash surrender;
2.  the date chosen for any systematic withdrawal; or
3.  we receive Due Proof of  Death of the Owner or the Last Surviving Annuitant.

However, We can postpone the payment of proceeds, amounts withdrawn, the Cash Surrender Value, or the transfer of amounts between Sub-Accounts if:

1.   the New York Stock Exchange is closed, other than customary weekend and
holiday closings,   or trading on the exchange is restricted as determined by
the SEC;
2. the SEC permits by an order the postponement for the protection of Policyowners; or
3.  the SEC determines that an emergency exists that would make the disposal of
securities held         in the Variable Account or the determination of the
value of the Variable Account's net assets         not reasonably practicable.

We have the right to defer payment of any partial withdrawal, cash surrender, or transfer from the Fixed Account for up to six months from the date We receive Your Written Notice for a withdrawal, surrender or transfer.


                                PAYMENT OPTIONS

The Policy ends when We pay the proceeds on the Annuity Date. We will apply the Policy Value under Payment Option 1 unless You have an election on file at Our Administrative Office to receive another mutually agreed upon payment option (Payment Option 2). The proceeds We will pay will be the Policy Value if paid on the first day of the month after any Annuitant's 100th birthday. See "Proceeds on Annuity Date." We require the surrender of Your Policy so that We may issue a supplemental contract for the applicable payment option. The term "payee" means a person who is entitled to receive payments under this section.

ELECTION OF PAYMENT OPTIONS

You may elect, revoke or change a payment option at any time before the Annuity Date and while the Annuitant(s) is living. If an election is not in effect at the Last Surviving Annuitant's death, or if payment is to be made in one lump sum under an existing election, the Beneficiary may elect one of the options. This election must be made within one year after the Last Surviving Annuitant's death and before any payment has been made.

An election of an option and any revocation or change must be made in a Written Notice. It must be filed with Our Administrative Office with the written consent of any irrevocable Beneficiary or assignee at least 30 days before the Annuity Date.

An option may not be elected and We will pay the proceeds in one lump sum if either of the following conditions exist:

  1. the amount to be applied under the option is less than $1,000; or
  2. any periodic payment under the election would be less than $50.

PAYMENT OPTION 1: LIFE INCOME WITH PAYMENTS FOR 10 YEARS CERTAIN

We will pay the proceeds in equal amounts each month, quarter, or year during the Annuitant's lifetime or for 10 years, whichever is longer.

The amount of each payment will be determined from the Table of Payment on Basis of $1,000 Net Proceeds (see Appendix A), using the Annuitant's age. Age will be determined from the nearest birthday at the due date of the first payment.

PAYMENT OPTION 2: MUTUAL AGREEMENT

We will pay the proceeds according to other terms, if those terms are mutually agreed upon.

PAYMENT DATES

The payment dates of the options will be calculated from the date on which the proceeds become payable.

AGE AND SURVIVAL OF ANNUITANT

We have the right to require proof of age of the Annuitant(s) before making any payment. When any payment depends on the Annuitant's survival, We will have the right, before making the payment, to require proof satisfactory to Us that the Annuitant is alive.

          APPENDIX - TABLE OF PAYMENTS ON BASIS OF $1,000 NET PROCEEDS


           OPTION 1 - LIFE INCOME WITH PAYMENTS FOR 10 YEARS CERTAIN

                       AGE                       MONTHLY                        AGE                        MONTHLY
                       25                                                        64
                       30                                                        65
                       35                                                        66
                       40                                                        67
                       45                                                        68
                       46                                                        69
                       47                                                        70
                       48                                                        71
                       49                                                        72
                       50                                                        73
                       51                                                        74
                       52                                                        75
                       53                                                        76
                       54                                                        77
                       55                                                        78
                       56                                                        79
                       57                                                        80
                       58                                                        81
                       59                                                        82
                       60                                                        83
                       61                                                        84
                       62                                                        85
                       63

The Table is based on the following assumptions: 1983(a) Projection G, 100% female, YOP = 1995, Interest = 3%, and 3% Load. The monthly payment for ages not shown in the Table will be calculated on the same basis as these shown and will be quoted on request.

                    CANADA LIFE INSURANCE COMPANY OF AMERICA
                               LANSING, MICHIGAN

     ADMINISTRATIVE OFFICE:  6201 POWERS FERRY ROAD N.W. ATLANTA, GA 30339

           MAILING ADDRESS:  P.O. BOX 105662  ATLANTA, GA 30348-5662



                                Trillium Advisor
                   FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY
        Flexible premium as stated in the Additional Premium Provision.
 Accumulation benefits and values are variable, except for amounts in the Fixed
                                    Account.
   Guarantee Periods under the Fixed Account may be subject to a Market Value
                                  Adjustment.
       After the Annuity Date, payment options are on a guaranteed basis.
  Death Benefit payable upon death of the Last Surviving Annuitant before the
                                 Annuity Date.
                Non-participating - Not eligible for dividends.